Code of Ethics for Senior Financial Officers

I.	Introduction
The Board of Directors/Trustees of American Century’s registered management investment companies listed on Schedule A (each individually a “Fund Company” and collectively the “Fund Companies”) have adopted this Code of Ethics (this “Code”) applicable to its Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and persons performing similar functions, as identified on Schedule B (the “Covered Officers”) to promote:

•	honest and ethical conduct, including the ethical handling of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code; and

•	accountability for adherence to the Code.

II.	Covered Officers Should Act with Honesty and Integrity
To keep the confidence and trust of our investors and the general public, each of us must approach our work with integrity and unwavering determination to act in accordance with the law and the highest standards of ethical conduct. Our relationship with our investors requires American Century personnel to place the interests of our clients before their own and to avoid even the appearance of impropriety. This is how we earn and keep our clients’ trust. To protect this trust, we will hold ourselves to the highest ethical standards.
Each Covered Officer must:

•	act with integrity, including being honest and candid in public communications while maintaining the confidentiality of information appropriate under applicable law and Fund Company policies;

•	observe all applicable laws and governmental rules and regulations, accounting standards, and Fund Company policies;

•	adhere to a high standard of business ethics; and

•	place the interests of the Fund Companies before the Covered Officer’s own personal interests.
All activities of Covered Officers should be guided by and adhere to these fiduciary standards.

III.	Covered Officers Should Handle Conflicts of Interest in an Ethical Manner
A “conflict of interest” occurs when an individual’s private interest could be perceived to interfere with the interests of one or more of the Fund Companies. A conflict of interest can arise when a Covered Officer takes actions or has interests that may affect their ability

Exhibit 13(a)(1)

AMERICAN CENTURY INVESTMENTS    Code of Ethics for Senior Financial Officers

to perform their work objectively and effectively. Service to the Fund Companies should never be subordinated to personal gain and advantage.
Examples of conflict of interest situations that may arise include the following:

•	an outside activity that detracts from the Covered Officer’s ability to devote appropriate time and attention to his or her responsibilities with the Fund Companies;

•	service as a director/trustee on the board of any public or private company (other than community, charitable, or educational organizations);

•
the receipt of gifts or entertainment from any company with which a Fund Company has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay, or benefit of any immediate family member; and

•	an ownership interest in, or consulting or employment relationship with, any Fund Company service provider, other than the investment adviser and its affiliated companies.
Each Covered Officer must:

•	avoid conflicts of interest wherever possible;

•	handle any actual or apparent conflict of interest ethically;

•
not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by an investment company whereby the Covered Officer would benefit personally to the detriment of the investment company;

•	not cause an investment company to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of such company; and

•	not use knowledge of portfolio transactions made or contemplated for an investment company to profit, or cause others to profit, by the market effect of such transactions.
Certain conflicts of interest may arise from or as a result of the contractual relationship between the Fund Companies and the adviser (of which the Covered Officers are also officers or employees). In the normal course of their duties, the Covered Officers will be involved in establishing policies and implementing decisions that affect both the Fund Companies and the adviser. The Board recognizes that the participation of the Covered Officers in activities arising from such contractual relationship is inherent in the relationship between the Fund Companies and the adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Fund Companies. In addition, it is recognized by the Board that the Covered Officers may also be affiliated persons of other investment companies managed by the adviser.

AMERICAN CENTURY INVESTMENTS    Code of Ethics for Senior Financial Officers

IV.    Disclosure
Each Covered Officer should be familiar with the Fund Companies’ disclosure controls and procedures so that each Fund Company report or other document filed with the Securities and Exchange Commission (“SEC”) complies in all material respects with the federal securities laws. In addition, each Covered Officer having direct or supervisory authority regarding a Fund Company’s filings or other public communications should, to the extent applicable to their area of responsibility, take appropriate steps to encourage full, fair, accurate, timely and understandable disclosure.
Each Covered Officer must:

•	be familiar with the disclosure requirements applicable to the Fund Companies as well as the Fund Companies’ business and financial operations; and

•
not knowingly misrepresent, or cause others to misrepresent, facts about any Fund Company to others, including the Fund Company’s independent auditors, independent directors, regulators, or self-regulatory organizations.

V.	Compliance
It is the Fund Companies’ policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules, and regulations, including those relating to affiliated transactions, accounting, and auditing matters.

VI.	Reporting and Accountability
Each Covered Officer must:

•	upon receipt of this Code, sign and submit to the General Counsel or his/her designee a certification that they have read, understand, and will comply with this Code;

•	annually thereafter, sign and submit to the General Counsel or his/her designee a certification that they have read, understand, and have complied with this Code;

•	not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and

•
notify the General Counsel or his/her designee promptly of any violation of this Code or of any conflict of interest or relationship arising since the submission of their most recent Directors’ and Officers’ Questionnaire that meets the reporting requirements of that form.

The General Counsel or his/her designee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, all interpretations, approvals and waivers under this Code must be reported to the committee of the Board responsible for overseeing Fund Company compliance matters (the “Committee”) at its next regular meeting. Any amendments to or waivers of this Code shall be disclosed as required by SEC Form N-CSR.

AMERICAN CENTURY INVESTMENTS    Code of Ethics for Senior Financial Officers

The Fund Company will undertake the following procedures in enforcing this Code:

•	The General Counsel or his/her designee will take appropriate action to investigate any potential violations of which they become aware.

•	Following such investigation, the General Counsel or his/her designee will make a recommendation regarding the potential violation to the Committee.

•	If the Committee determines that a violation has taken place, it will make a recommendation to the full Board as to appropriate disciplinary or preventive action.

•
The full Board will consider the recommendation of the Committee and take such action as it deems appropriate (such action may include a letter of censure, fine, disgorgement of profits, or suspension or termination of employment, as well as notification of appropriate law enforcement authorities in the event of criminal conduct or material violation of law).

VII.	Other Policies and Procedures
The Fund Companies’ Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act and the adviser’s Business Code of Conduct are not part of this Code and contain separate requirements applicable to the Covered Officers.

VIII.	Amendments
This Code may be amended upon the approval of a majority of each Fund Company Board of Directors/Trustees, including a majority of independent directors/trustees.

IX.	Confidentiality
All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly.

X.	Internal Use Only
This Code is intended solely for internal use by the Fund Companies and does not constitute an admission, by or on behalf of any Fund Company, as to any fact, circumstance, or legal conclusion.

AMERICAN CENTURY INVESTMENTS    Code of Ethics for Senior Financial Officers

Schedule A
The Code of Ethics to which this Schedule is attached was most recently approved by the Board of Directors/Trustees of the following Fund Companies as of the dates indicated:

Fund Companies	Most Recent Approval Date
American Century Asset Allocation Portfolios, Inc.	December 1, 2017
American Century California Tax-Free and Municipal Funds	December 14, 2017
American Century Capital Portfolios, Inc.	December 1, 2017
American Century Government Income Trust	December 14, 2017
American Century Growth Funds, Inc.	December 1, 2017
American Century International Bond Funds	December 14, 2017
American Century Investment Trust	December 14, 2017
American Century Municipal Trust	December 14, 2017
American Century Mutual Funds, Inc.	December 1, 2017
American Century Quantitative Equity Funds, Inc.	December 14, 2017
American Century Strategic Asset Allocations, Inc.	December 1, 2017
American Century Target Maturities Trust	December 14, 2017
American Century Variable Portfolios, Inc.	December 1, 2017
American Century Variable Portfolios II, Inc.	December 14, 2017
American Century World Mutual Funds, Inc.	December 1, 2017
American Century ETF Trust	December 20, 2017

AMERICAN CENTURY INVESTMENTS    Code of Ethics for Senior Financial Officers

Schedule B
As of the date of the most recent approval of this Code of Ethics by the Directors/Trustees of the Fund Companies, the persons holding the positions of Covered Officers are as follows:

Position	Name
Principal Executive Officer	Jonathan Thomas
Principal Financial Officer	Wes Campbell
Principal Accounting Officer	Wes Campbell